FOR IMMEDIATE RELEASE

February 20, 2015

BALLINGER ARCHITECTURE SELECTS ENERGIE HOLDINGS’ POLARON LIGHTING FIXTURES

440 Fixtures to be Installed in Patient Rooms
at Reading Hospital

Wheat Ridge, CO – February 19, 2015 (Marketwire) -- Énergie Holdings, Inc. (“Energie” or the “Company”) (OTCQB: “ELED”) today announced that Ballinger Architecture & Design of Philadelphia selected 440 of its POLARON fixtures for installation in 150 patient rooms at the new Reading Hospital in Reading, PA. By selecting POLARON Ballinger was able to design a lighting solution for patient rooms that creates soft, uniform, glare-free light to improve the patient experience - a major goal for the project.

Justin Kerns, the Company’s COO stated that “POLARON offers a diversity of lighting effects with its pendant, surface-mounted, recessed and semi-recessed luminaires in a range of sizes with multiple lamping options. This gives architects and lighting designers a broad family of luminaires to use while maintaining a consistent aesthetic throughout a project.”

ABOUT ÉNERGIE HOLDINGS, INC.:

Énergie Holdings, Inc. is a publicly held company focused on acquiring complimentary companies that provide specialized LED lighting solutions to the architecture and interior design markets.  Énergie LLC, the Company’s wholly-owned subsidiary with facilities in Zeeland, Michigan is currently targeting the multi-billion dollar architectural, specification-grade lighting fixture segment of the North American lighting fixture market with innovative, differentiated LED lighting products. The Company is headquartered in Wheat Ridge, Colorado.

Énergie Holdings is continuing to identify and acquire other companies that have proven expertise in LED technology.  Targets include:

•	Lighting fixture manufacturers that complement the Énergie LLC product offering,
•	LED component manufacturers who own solid intellectual property, and
•	Internationally recognized consulting firms with experts in the current and future direction of LED technology.

For more information about Énergie Holdings visit http://www.energieholdings.com.

For Information, email IR@energieholdings.com or contact Investor Relations at 888-490-0708.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.